EXHIBIT 10.2

Amendment No. 3

Amending & Terminating Employment Agreement

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (“Amendment”), effective as of August 6, 2008, is entered into by and between DENNIS R. GLASS, an individual resident of the State of Pennsylvania (“Glass”), and LINCOLN NATIONAL CORPORATION (the “Corporation”).

WHEREAS, both Glass and the Company find it in their mutual best interests to amend and terminate in its entirety the Employment Agreement (“Agreement”) dated December 6, 2003 between Glass and the Corporation, (as successor to Jefferson-Pilot Corporation), as amended by Amendment No. 1 dated March 23, 2005, and Amendment No. 2 dated February 22, 2007;

WHEREAS, although the Agreement terminated on March 1, 2008, Section 5.1 of the Agreement provides that if Glass shall retire on or after March 1, 2008, he shall be provided with the greater of the monthly retirement benefit calculated as described in Section 5.1 of the Agreement or the benefit calculated under the Executive Special Supplemental Benefit pursuant to the Jefferson-Pilot Supplemental Benefit Plan;

WHEREAS, the parties desire to terminate the Agreement in its entirety and settle the remaining benefit obligation described in Section 5.1 of the Agreement.

NOW THEREFORE, in consideration of the premises and mutual promises and agreements contained herein, such consideration being mutually acceptable to both parties, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	A credit in the amount of $1,460,000 shall be made to Glass’s Shortfall Balance Account under the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “DC SERP”) effective August 6, 2008. This amount represents the difference between the present value of Glass’s estimated age 62 benefit calculated under the DC SERP without consideration for the special factors in Section 5.1 of his Agreement, and the present value of his estimated age 62 benefit calculated using the special factors in Section 5.1 of the Agreement. This amount will be vested and distributed in the manner provided under the DC SERP for amounts credited to the Shortfall Balance Account (a cash lump sum valued as of the first of the month that is thirteen (13) full months from the date Glass Separates from Service, as defined by the DC SERP).

2.	Glass agrees to waive and relinquish any remaining rights to the benefit described in Section 5.1 of the Agreement in consideration of an additional credit in the amount of $160,000 to be made to his Shortfall Balance Account under the DC SERP effective August 6, 2008. This amount represents the difference between the benefit set forth in paragraph 1 above, and that same benefit calculated at age 65. This additional credit will be vested and distributed in the manner provided under the DC SERP for amounts credited to the Shortfall Balance Account (a cash lump sum valued as of the first of the month that is thirteen (13) full months from the date Glass Separates from Service, as defined by the DC SERP).

3.	Section 5.1 of the Agreement is eliminated in its entirety.

4.	As a result of paragraphs 1-3 above, the Agreement shall terminate in its entirety and shall have no further force or effect as of August 6, 2008.

This Amendment represents and contains the entire understanding between the parties in connection with the subject matter of this Amendment. It is expressly acknowledged and recognized by Glass and the Corporation that all prior written or oral agreements, understandings or representations between them are merged into this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of August 6, 2008.

LINCOLN NATIONAL CORPORATION	DENNIS R. GLASS

By:

Date:	Date: